SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
                    Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                Commission File Number 333-59359


                            FINE AIR SERVICES CORP.
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             (Exact name of registrant as specified in its charter)


    2261 N.W. 67th Avenue, Building 700, Miami, Florida 33122 (305) 871-6606
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   Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          9 7/8% Senior Notes due 2008
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            (Title of each class of securities covered by this Form)

                                      None
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      (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a) (1) (i)       [ ]      Rule 12h-3(b) (1) (ii)    [ ]
         Rule 12g-4(a) (1) (ii)      [ ]      Rule 12h-3(b) (2) (i)     [ ]
         Rule 12g-4(a) (1) (i)       [ ]      Rule 12h-3(b) (2) (ii)    [ ]
         Rule 12g-4(a) (1) (ii)      [ ]      Rule 15d-6                [X]
         Rule 12g-3(b) (1) (i)       [X]

Approximate number of holders of record as of the certification or notice date:

                                       10
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

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Fine Air Services Corp. has caused this certification notice to be signed on its behalf by the undersigned duly authorized person.

                                     Fine Air Services Corp.

Date:  September 27, 2000            By:  /s/ Orlando Machado
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                                        Orlando Machado
                                        Senior Vice President of Finance and
                                          Chief Financial Officer

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